Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

iSpecimen Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	2,598,473	$2.30	$5,976,488	0.0000927	$554.02
Previously Paid	-	-	-
		Total Offering Amounts				$5,976,488	0.0000927	$554.02
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$554.02

(1)

This Registration Statement registers 2,598,473 shares of Common Stock, $0.0001 par value per share of iSpecimen Inc. that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached.

(2)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), on a basis of the average of the high and low sales prices of the Common Stock last reported on The Nasdaq Capital Market on July 26, 2022.
(3)	Calculated pursuant to Rule 457(c) promulgated under the Securities Act.